EXHIBIT 10.15

Severance Agreement Dated August 1, 2005

Between the Company and Bryan Lampropoulos

CONSULTING AGREEMENT AND RELEASE OF ALL CLAIMS

THIS CONSULTING AGREEMENT AND RELEASE OF ALL CLAIMS (the “Agreement”) is entered into between Merit Medical Systems, Inc., a Utah corporation (“Employer”), and Bryan Lampropoulos (“Consultant”) (together the “Parties”).

Definitions

Employer:  As used herein, the term “Employer” shall mean and refer to Merit Medical Systems, Inc., a Utah corporation.

Affiliate:  As used herein, the term “Affiliate” shall mean and refer to any officer, director, shareholder, employee, and/or agent of Employer; and/or any subsidiary, division, or affiliate of Employer (including without limitation any officer, director, shareholder, employee, and/or agent of any such subsidiary, division, or affiliate); and/or any entity (including without limitation any officer, director, shareholder, employee, and/or agent of such entity) in which Employer owns, directly or indirectly, a legal or beneficial interest (whether in whole or in part); and/or any individual or entity (including without limitation any officer, director, shareholder, employee, and/or agent of such entity) that owns, directly or indirectly, a legal or beneficial interest (whether in whole or in part) in Employer.

Background

Employer terminated Consultant’s employment, effective August 1, 2005 (the “Termination Date”).  By this Agreement, and the sums to be paid for the benefit of Consultant,  the Parties intend to (1) enter into a consulting agreement effective August 1, 2005 for a one-year term; and (2) to resolve any and all disputes of any kind or character, if any, between them, including without limitation any and all disputes arising from or related to Consultant’s employment with Employer or any Affiliate, the termination of that employment, or otherwise.  Accordingly, Employer and Consultant hereby agree as follows:

Agreement

1.                                      Consulting Services.  Employer desires to engage Consultant to provide certain consulting services that pertain to Employer’s international and OEM business, including without limitation, providing pricing, customer information, customer introductions, marketing information, and product configurations and any other related information reasonably requested by Employer  (“Consulting Services”).  Consultant agrees to be available by telephone upon Employer’s reasonable request for the purpose of transitioning the international and OEM business (“Professional Services”).  Consultant shall perform his obligations hereunder as an independent contractor, and nothing contained herein shall be deemed to create a relationship of employer-employee, master-servant, agency, partnership or joint venture.  Consultant shall have no authority to bind Employer to any agreements or other commitments.  Consultant shall not, explicitly or implicitly, give any appearance of having specific or apparent authority to bind Employer to any agreements or other commitments.

2.                                      Term.  Consultant agrees to perform the Consulting Services for a one-year period commencing August 1, 2005 until July 31, 2006 (“Term”).

3.                                      Payment to Consultant.

a.               Employer shall pay Consultant the total sum of Four Hundred Fifty Thousand Dollars ($450,000) during the Term (“Payment Amount”), payable in 26 equal, bi-weekly installments in the amount of $17,307.70.  The bi-weekly installments shall commence on Employer’s first regular payroll date immediately following the Termination Date and continuing thereafter until paid in full (the “Payout Period”).  The Payment Amount shall be calculated as follows:  In consideration for the promises and covenants of Consultant under

Sections 7, 8, 9, and 10, Employer shall pay to Consultant $360,000.  In consideration for Consulting Services under Section 1, Employer shall pay Consultant $90,000.

b.               If Consultant properly elects continuation coverage under Employer’s group medical and/or dental insurance plan pursuant to Sections 601 through 607 of the Consultant Retirement Income Security Act of 1974, as amended (“COBRA”), Employer will pay that portion of the premium which Employer paid on behalf of Consultant and Consultant’s enrolled family members prior to the Termination Date through the earlier of (a) August 31, 2007; (b) the date Consultant first becomes eligible for coverage under any group health plan maintained by another employer of Consultant or his spouse; or (c) the date such COBRA continuation coverage otherwise terminates as to Consultant under the provisions of Employer’s group medical insurance plan.  Nothing herein shall be deemed to extend the otherwise applicable maximum period in which COBRA continuation coverage is provided or supersede the plan provisions relating to early termination of such COBRA continuation coverage.  Consultant agrees that his portion of the premium for such coverage, if any, shall be deducted from the payments payable to Consultant under Section 1.a. above.

c.               Payment of any monies to or on behalf of Employer under this Section 3 shall be subject to all applicable federal, state and local payroll withholding taxes.

d.               Consultant will not be reimbursed for any expenses incurred in connection with the performance of this Agreement, unless approved in advance and in writing by an authorized representative of Merit.

4.                                      Review and Revocation.  Consultant understands and agrees that he has 21 days from the date he receives this Agreement to consider the terms of and to sign this Agreement.  Consultant understands that, at his sole and absolute discretion, he may sign this Agreement prior to the expiration of the 21-day period.

Consultant further acknowledges and understands that he may revoke this Agreement for a period of up to 7 days after he signs it (not counting the day it was signed) and that the Agreement shall not become effective or enforceable until the 7-day revocation period has expired.  To revoke this Agreement, Consultant must give written notice stating that he wishes to revoke the Agreement to General Counsel, Merit Medical Systems, Inc., 1600 Merit Drive, South Jordan, UT 84095, Telefax: 801/208-4302.  If Consultant mails a notice of revocation to Employer, it must be postmarked no later than 7 days following the date on which he signed this Agreement (not counting the day it was signed) or such revocation shall not be effective.

5.                                      Release of All Claims.  In consideration for the payments stated in Section 3 and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Consultant, for himself and his heirs, assigns, and all persons and entities claiming by, through, or under him, hereby irrevocably, unconditionally, and completely releases, discharges, and agrees to hold Employer and its Affiliates, individually or in any combination thereof (hereinafter collectively referred to as “Releasees”), harmless of and from any and all claims, liabilities, charges, demands, grievances, and causes of action of any kind or nature whatsoever, including without limitation claims for contribution, subrogation, or indemnification, whether direct or indirect, liquidated or unliquidated, known or unknown, which Consultant had, has, or may claim to have against Releasees (hereinafter collectively referred to as “Claim(s)”).

The release, discharge, and agreement to hold harmless set forth in this Section 5 includes without limitation any Claim(s) that Consultant has, had, or may claim to have against Releasees (a) for wrongful termination or discharge, negligent or intentional infliction of emotional distress, breach of express or implied contract of employment, any other written or oral agreement of any type or kind, or otherwise, breach of the covenant of good faith and fair dealing, defamation, breach of privacy, whistleblowing, employment-related torts, negligence, or personal injury (whether physical or mental); (b) for any Claim(s) arising under federal or state law, including without limitation Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Utah Antidiscrimination Act, or any other federal, state, or local law prohibiting discrimination or harassment on the basis of race, color, religion, sex, age, national origin, disability, or any other protected group status; (c) for any Claim(s) arising under the Consultant Retirement Income Security Act (“ERISA”), (d) for any Claim(s) arising under the Family and Medical Leave Act or any similar family, medical, school, or other leave law under any Utah state, county, or city law or ordinance; (e) for any Claim(s) for attorney’s fees or costs, and (f) for any other Claim(s) in any way related to or arising out of Consultant’s employment with Employer or the termination of that employment.

Nothing in this Agreement waives Consultant’s rights, if any, to continue Consultant’s participation in Employer’s group health insurance plan, as allowed by COBRA and the terms, conditions, and limitations of the plan.

6.                                      Full and Complete Release.  Consultant understands and agrees that he is releasing and waiving Claim(s) that he does not know exist or may exist in his favor at the time he signs this Agreement which, if known by him, would materially affect his decision to sign this Agreement.  Nonetheless, for the purpose of implementing a full and complete release and discharge of Releasees, Consultant expressly acknowledges that the release set forth in Section 3 is intended to include in its effect, without limitation, all Claim(s) which Consultant does not know or suspect to exist in his favor and that the release set forth in Section 5 contemplates the extinguishment of any such Claim(s).

7.                                      Covenant of Confidentiality.  Consultant agrees that, as a material term of this Agreement and to protect the goodwill, the Confidential Information (as defined below), and the business of Employer, Consultant shall not, from the date of this Agreement through the end of the Payout Period or at any time thereafter, without the express, prior written consent of the President of Employer: (i) ever reveal, disclose, furnish, make accessible, or disseminate any of Employer’s Confidential Information or any other matter concerning the business affairs of Employer or of any customer or vendor of Employer or (ii) ever use or exploit any of Employer’s Confidential Information or any other matter concerning the business affairs of Employer or of any customer or vendor of Employer for the personal and/or financial use, gain, or benefit of Consultant or of any other person or entity or for any other purpose.

For purposes of this Agreement, “Confidential Information” means individually or in any combination thereof, all names, addresses, telephone numbers, contact persons, and other identifying and confidential information about persons, firms, corporations, and/or other entities that are or become customers, accounts, licensors, vendors, and/or suppliers of goods or services to or of Employer; customer lists; details of client or consultant contracts; details of customer usage; non-public pricing policies; operational methods; marketing plans or strategies; product and program developments and plans; research projects; technology and technical processes; business acquisition plans; personnel information and plans, including without limitation compensation and contract terms; methods of production; inventions; improvements; designs; original works of authorship; derivative works; formulas; processes; compositions of matter; computer software and related information, including without limitation programs, code, concepts, methods, routines, formulas, algorithms, designs, specifications, architectures, or inventions embodied therein, as well as all data, documentation, and copyrights related thereto; patent applications; databases; mask works; trade secrets; know-how; ideas; service marks; planned or proposed Website ideas and plans, including but not limited to look and feel; and other intellectual property or proprietary information rights and any and all rights, applications, extensions and renewals in connection therewith (either proposed, filed, or in preparation for filing); and financial information and general confidential business information of the Employer.  Such information is confidential and unique, not generally known in the industry, and gives the Employer a competitive advantage and significantly enhances the Employer’s goodwill.

Notwithstanding the foregoing, Confidential Information excludes information not protected by trademark, copyright, patent, or other similar state, federal, or worldwide protection and that, through no fault of Consultant, is generally known to the public, is generally employed in the medical device or equipment manufacturing industry at or after the time Consultant first learns of such information, or generic information or knowledge which the Consultant would have learned in the course of similar employment or work elsewhere in the medical device or equipment manufacturing industry; provided, however, that Consultant shall bear the burden of proving that any information disclosed or used by Consultant does not meet the definition of Confidential Information set forth above and/or that the disclosure or use of Confidential Information occurred through no fault of Consultant.

8.                                      Covenant Not to Provide Services / Solicit Existing Customers.  Consultant acknowledges the character of Employer’s business and the substantial amount of time, money, and effort that Employer has spent and will spend in recruitment of clients, customers, and/or accounts.  As a material term of this Agreement and to protect the goodwill, the Confidential Information, and the business of Employer, Consultant covenants that, from the date of this Agreement for a period of two (2) years, Consultant shall not, anywhere in the United States, either individually or on behalf of or with any person or entity, directly or indirectly (a) provide services relating to the manufacture or sale of medical devices or equipment of the type and kind manufactured and/or sold by Employer to any individual or entity that was a customer, client, or account of Employer at the time Consultant’s employment with Employer terminated or at any time during two (2) year period immediately preceding such termination, (b) solicit or otherwise attempt to sell medical devices or equipment of the type and kind manufactured and/or sold by Employer to any individual or entity that was a customer, client, or account of Employer at the time Consultant’s employment with Employer terminated or at any time during the two (2) year period immediately preceding such termination, (c) solicit or otherwise attempt to sell medical devices or equipment of the type and kind manufactured and/or sold by Employer to any individual or entity that was a prospective customer, client, or account whose business Consultant solicited as a representative of or on behalf of

Employer or with whom Consultant became acquainted or whose identity Consultant learned of as a consequence of his employment with Employer within the six (6) month period immediately preceding the termination of Consultant’s employment with Employer, (d) solicit or otherwise deal with any clients, vendors, or independent contractors of Employer in any manner designed to (or that reasonably could) divert business from Employer, and/or (e) solicit or otherwise induce any employee of Employer to terminate his/her employment with Employer.

9.                                      Return of Goods to Employer.  Consultant covenants and represents that he has returned to Employer all Confidential Information, the cellular phone provided to him by Employer, all company credit cards, office keys, etc. that he obtained or that were made available to him as a consequence of his employment with Employer.  Notwithstanding the foregoing, Consultant may retain the laptop computer provided for his use by Employer after Employer has had the opportunity to erase all Confidential Information or other matters Employer deems appropriate from such laptop computer.

10.                               Limited Covenant Not to Compete.  As a material term of this Agreement and to protect the goodwill, the Confidential Information, and/or the business of Employer, and Employer’s investment in the training and education of Consultant, Consultant agrees that, during the “Covenant Period” (as defined below), Consultant shall not, anywhere within the State of Utah, directly or indirectly, either individually or on behalf of or with any person or entity: (i) compete with or against Employer or engage in any aspect of the medical device industry in competition with Employer; (ii) directly or indirectly own, manage, operate, control, be employed by, or provide management or consulting services to any person or entity (other than Employer or any affiliate of Employer) that competes with, or is a competitor of, Employer (“Competing Entity”); (iii) discuss the possibility of employment or other relationship with any Competing Entity; (iv) render or provide any services to or for any Competing Entity; or (v) discuss or otherwise deal with any client or vendor of Employer regarding the extent or nature of the present or future business of any client or vendor with Employer.  For purposes of this Agreement, “Covenant Period” means the period beginning on the date of this Agreement and continuing for two years (2) years.

11.                               Remedies.  In the event that Consultant fails to perform any obligations set forth in Section 7  “Covenant of Confidentiality,” Section 8 “Covenant Not to Provide Services / Solicit Existing Customers,”  Section 10 “Limited Covenant Not to Compete,” or Section 15 “Nondisparagement,” then Consultant agrees that he will reimburse Employer for all amounts paid by Employer.  The foregoing remedies are in addition to other remedies that may be available to Employer under law.

12.                               Resignation as Officer.  Consultant hereby resigns as an officer of Employer or any Affiliate, effective August 1, 2005.

13.                               Wages and Commissions Paid in Full.  Except as specifically set forth in Section 1 above, Consultant acknowledges that he has received all monies due and owing to Consultant from Employer, including without limitation any monies due and owing to Consultant for wages, accrued but unused vacation benefits, commissions, or otherwise and that he has no claim against Employer whatsoever for the payment of any further wages, commissions, vacation benefits, or other monies except as specifically set forth in Section 1.  Consultant acknowledges and agrees that he shall not be eligible for vacation, sick leave, retirement, life insurance, disability insurance, worker’s compensation, or any other benefit that is or may become available to employees of Employer.

14.                               Agreement Confidential.  This Agreement is confidential information owned by Employer.  Consultant agrees that he shall not disclose the terms of this Agreement except to the extent required by law.  Notwithstanding the foregoing, Consultant may disclose the terms of this Agreement to his spouse, attorney, and/or tax advisor.  If Consultant discloses the terms of this Agreement to his spouse, attorney, and/or tax advisor, he will advise such person that, as a condition of such disclosure, they must not disclose the terms of this Agreement except to the extent required by law.  Consultant acknowledges that Employer may be legally required to disclose the terms of this Agreement.

15.                               Nondisparagement.  Consultant covenants that, as an agreed on material term of this Agreement, he will not make any disparaging remarks about Employer, or any director, officer, or employee of Employer, and shall refrain from saying or doing anything that could in any way hold Employer or any director, officer, or employee of Employer up to disrepute in the eyes of any other person or entity or that could in any way interfere with Employer’s current or future business plans or activities.

16.                               Not an Admission.  This Agreement does not constitute an admission by Releasees, and Releasees specifically deny, that Releasees have violated any contract, law, or regulation or that they, it, or s/he has discriminated against Consultant or otherwise infringed on Consultant’s rights and privileges or done any other wrongful act.

17.                               Severability.  If a court of competent jurisdiction shall find that the provisions of Sections 5,7,8 and 10 of this Agreement are unenforceable, whether in whole or in part, then Employer shall have the right, at its sole option and to the extent allowed by applicable law, to rescind this Agreement and to cease any payments due and/or to recover from Consultant all sums paid by Employer to Consultant under Section 1 of this Agreement.  Except as set forth in the immediately preceding sentence, if any part of this Agreement is found to be unenforceable, the other provisions shall remain fully valid and enforceable.  It is the intention and agreement of the parties that all of the terms and conditions hereof be enforced to the fullest extent permitted by law.

18.                               Entire Agreement.  This Agreement constitutes the entire integrated understanding between the parties regarding the subject matter hereof and supersedes all negotiations, representations, prior discussions, and preliminary agreements between the parties with respect to the subject matter hereof.  No promise, representation, warranty, or covenant not included in this Agreement has been or is relied upon by either party.  Notwithstanding any statute or case law to the contrary, this Agreement may not be modified except by a written instrument signed by each of the parties, whether or not such modification is supported by separate consideration.

19.                               Governing Law.  Notwithstanding any conflict of laws provisions to the contrary, this Agreement shall be governed by the laws of the State of Utah, and each party hereby expressly submits itself or himself to the exclusive, personal jurisdiction of the courts situate in the State of Utah with respect to any and all claims, demands, and/or causes of action asserted or filed by any party in any way relating to, or arising out of, this Agreement or the subject matter hereof.

20.                               Waiver.  Any waiver by any party hereto of any breach of any kind or character whatsoever by any other party, whether such waiver be direct or implied, shall not be construed as a continuing waiver of, or consent to, any subsequent breach of this Agreement on the part of the other party.  In addition, no course of dealing between the parties, nor any delay in exercising any rights or remedies hereunder or otherwise, shall operate as a waiver of any of the rights or remedies of the parties.

21.                               Binding Nature.  This Agreement shall inure to and bind the heirs, devisees, executors, administrators, personal representatives, successors, and assigns (as applicable) of the respective parties hereto.

22.                               Headings.  The headings contained in this Agreement are for ease of reference only and shall not limit or otherwise affect the interpretation of this Agreement

23.                               Entire Agreement.  This Agreement contains the entire integrated understanding of the parties with respect to the subject matter of this Agreement and shall not be modified other than by an instrument in writing signed by both Employer and Consultant.

24.                               Attorney’s Fees.  If a civil action or other proceeding is brought to enforce this Agreement, the prevailing party shall be entitled to recover reasonable attorney’s fees, costs, and expenses incurred, in addition to any other relief to which such party may be entitled.

25.                               Knowing and Voluntary Execution.  Consultant acknowledges that he has read this Agreement carefully and fully understands the meaning of the terms of this Agreement.  Consultant acknowledges that he has signed this Agreement voluntarily and of his own free will and that he is knowingly and voluntarily releasing and waiving all Claim(s) that he has or may have against Releasees.  Consultant further acknowledges that he has been advised, by this Agreement, to consult with an attorney of his choice prior to signing this Agreement.  Each party agrees that he or it shall be solely responsible for any attorney’s fees incurred by that party in the negotiation and execution of this Agreement.

“EMPLOYEE”

DATED:
Bryan Lampropoulos

“EMPLOYER”

Merit Medical Systems, Inc.,
a Utah corporation,

DATED:	By:

Its: